SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934
                                (Amendment No.  )

Filed by the Registrant       /X/
Filed by a Party other than the Registrant       /  /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/ / Confidential; for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           AMCON Distributing Company
              ------------------------------------------------
              (Name of Registrant as Specified in its Charter)


              ------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than Registrant)


Payment of Filing Fee (Check the appropriate box):
/X/   No fee required.
/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      /1/  Title of each class of securities to which transaction applies:

      /2/  Aggregate number of securities to which transaction applies:

      /3/ Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      /4/  Proposed maximum aggregate value of transaction:

      /5/  Total fee paid:

/ /   Fee paid previously with preliminary materials:
/ /   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2)and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

      /1/  Amount Previously Paid:
      /2/  Form, Schedule or Registration Statement No.:
      /3/  Filing Party:
      /4/  Date Filed:


                           AMCON DISTRIBUTING COMPANY
                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               MARCH 28, 2000

The Annual Meeting of Stockholders of AMCON Distributing Company (the "Company") will be held at the Embassy Suites Hotel, 555 South 10th Street, Omaha, Nebraska on Tuesday, March 28, 2000, at 9:00 a.m., Central Standard Time, for the following purposes:

   (1)  To elect two directors.

   (2) To ratify the appointment of PricewaterhouseCoopers LLP as independent auditor for the Company for the fiscal year ending September 29, 2000.

   (3) To vote on the proposal to amend the Company's 1994 Stock Option Plan (the "Plan") to increase the number of shares subject to the Plan.

   (4) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Enclosed herewith is a Proxy Statement setting forth information with respect to the election of two directors, the ratification of the appointment of the independent auditors of the Company, and the amendment to the Company's Plan.

Only stockholders holding shares of Common Stock of record at the close of business on January 28, 2000 will be entitled to notice of, and to vote at, the meeting.

Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy which is solicited on behalf of the Board of Directors and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time, and stockholders who are present at the meeting may withdraw their proxies and vote in person.


                                      By Order of the Board of Directors

                                      Michael D. James
                                      ----------------------------------
                                      Michael D. James, Secretary

Omaha, Nebraska
February 29, 2000

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING.



                           AMCON Distributing Company
                                 10228 L Street
                             Omaha, Nebraska  68127


                                 PROXY STATEMENT

                                       for

                          ANNUAL MEETING OF STOCKHOLDERS

                                        of

                                   COMMON STOCK

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of AMCON Distributing Company (the "Company") to be held on March 28, 2000 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The principal executive offices of the Company are at 10228 L Street, Omaha, Nebraska 68127. This Proxy Statement and the proxy cards are first being mailed to stockholders on or about February 29, 2000.

The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised by written notice of termination given to the Secretary of the Company or by filing a later-dated proxy with him. Furthermore, stockholders who are present at the Annual Meeting may withdraw their proxies and vote in person. All shares of the Company's Common Stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors of the Company in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted "FOR" each of the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. In addition, the directors believe outstanding shares held by executive officers and directors of the Company will be voted "FOR" each such proposal. Such shares represent approximately 47.47% of the total shares outstanding as of January 28, 2000. Shares of Common Stock entitled to vote and represented by properly executed, returned and unrevoked proxies will be considered present at the meeting for purposes of determining a quorum, including shares with respect to which votes are withheld, abstentions are cast, or there are broker nonvotes.

VOTING SECURITIES AND BENEFICIAL OWNERSHIP
THEREOF BY PRINCIPAL STOCKHOLDERS,
DIRECTORS AND OFFICERS

Only holders of Common Stock of record at the close of business on January 28, 2000 (the "Record Date") will be entitled to vote at the Annual Meeting. At the Record Date, there were 2,487,503 shares of Common Stock which were issued and outstanding. Each share of Common Stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors.

The following table sets forth, as of the Record Date, the beneficial ownership of the Company's Common Stock by each director and each nominee for director, by each of the executive officers named in the Summary Compensation Table, by each person believed by the Company to beneficially own more than 5% of the Company's Common Stock and by all present executive officers and directors of the Company as a group:

                                                          Number of
                                                            Shares          Percent
                                                         Beneficially         of
          Name                                              Owned            Class
------------------------                                 ------------       -------
William F. Wright, Director, Chairman of the Board        572,009 /1/       22.65%

Kathleen M. Evans, Director, President                    162,215 /2/        6.45

Jerry Fleming, Director, President of
  Food For Health Co., Inc.                                13,000 /3/          *

Michael D. James, Chief Financial Officer,
  Secretary and Treasurer                                   5,800 /4/          *

J. Tony Howard, Director                                  157,315 /5/        6.27

Allen D. Petersen, Director                               231,853 /6/        9.26

Timothy R. Pestotnik, Director                            218,453 /7/        8.76

William R. Hoppner, Director                               91,150 /8/        3.65

All executive officers and directors
  as a group (8 persons)                                1,245,342           47.47

Susan C. Wright /9/                                       267,365           10.75

Matthew F. Wright /10/                                    164,411            6.60

Mark A. Wright /11/                                       202,811            8.15

Wendy M. Wright /12/                                      298,411           12.00

Ane Patterson /13/                                        146,168            5.88


--------------------------------
* Less than 1% of class.

/1/ Includes 267,365 shares over which Mr. Wright shares investment power with Susan C. Wright and options to purchase 38,000 shares of Common Stock at an average exercise price of $4.23 per share which may be exercised currently.

/2/ Includes options to purchase 29,000 shares of Common Stock at an average exercise price of $3.93 per share which may be exercised currently.

/3/ Represents options to purchase 12,000 shares of common stock at an average exercise price of $4.92 per share which may be exercised currently.

/4/ Includes options to purchase 4,800 shares of Common Stock at an average exercise price of $2.35 per share which may be exercised currently.

/5/ Includes options to purchase 23,000 shares of Common Stock at an average exercise price of $4.25 per share which may be exercised currently.

/6/ Includes 206,453 shares of common stock held by the Lifeboat Foundation, over which Mr. Petersen shares voting power as a director, 10,400 shares held by the Draupnir Trust, over which Mr. Petersen has sole voting power as sole trustee, and options to purchase 15,000 shares of Common Stock at an average exercise price of $4.98 per share which may be exercised currently.

/7/ Includes 206,453 shares of common stock held by the Lifeboat Foundation, over which Mr. Pestotnik shares voting power as a director, and options to purchase 7,000 shares of common stock at an average exercise price of $7.39 per share which may be exercised currently.

/8/ Includes options to purchase 7,000 shares of common stock at an exercise price of $7.39 per share which may be exercised currently.

/9/ 3605 Calle Juego, Rancho Santa Fe, California 92067.

/10/ 1840 Kings Highway, Lincoln, Nebraska 68502. The number of shares includes 2,700 shares over which Mr. Wright shares voting and investment power with his minor children.

/11/ 11110 E. Beck Lane, Scottsdale, Arizona 85259. The number of shares includes 500 shares over which Mr. Wright shares voting and investment power with his spouse and minor children.

/12/ 2511 West 31st Street, Lawrence, Kansas  66047

/13/ 3055 St. Thomas Drive, Missoula, Montana 59803.



                           ELECTION OF DIRECTORS

BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors has nominated Kathleen M. Evans and Timothy R. Pestotnik to serve three-year terms as directors. Proxies submitted pursuant to this solicitation will be voted, unless specified otherwise, for the election of Ms. Evans and Mr. Pestotnik. Ms. Evans and Mr. Pestotnik have each expressed an intention to serve, if elected, and the Board of Directors knows of no reason why either of Ms. Evans or Mr. Pestotnik might be unavailable to serve. If either of Ms. Evans or Mr. Pestonik is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. There are no arrangements or understandings between either of Ms. Evans or Mr. Pestotnik and any other person pursuant to which they were selected as nominees. The election of a director requires the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote. Consequently, votes withheld and broker nonvotes with respect to the election of directors will have no impact on the election of directors. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF MS. EVANS AND MR. PESTOTNIK.

The table below sets forth certain information regarding the directors of the Company. All members of, and nominees to, the Board of Directors have held the positions with the companies (or their predecessors) set forth under "Principal Occupation" for at least five years, unless otherwise indicated.


                                      Principal             Director  Term To
Name                   Age            Occupation             Since    Expire
------------------     ---    -------------------------     --------  -------
                                      NOMINEES

Kathleen M. Evans       52    President of the Company        1986     2000

Timothy R. Pestotnik    39    Attorney, Partner in the
                              law firm Luce Forward
                              Hamilton & Scripps              1998     2000

                           DIRECTORS CONTINUING IN OFFICE

William F. Wright       57    Chairman of the Board           1986     2001

Jerry Fleming           62    President of Food For Health
                              Co., Inc. /1/                   1997     2001

William R. Hoppner      49    Attorney, Consultant /2/        1994     2001

J. Tony Howard          55    President of Nebraska
                              Distributing Company /3/        1986     2002

Allen D. Petersen       58    Chairman and Chief Executive
                              Officer of American Tool
                              Companies, Inc.                 1993     2002

Information regarding other executive officers of the Company is found in the Company's Form 10-K, which is available upon request.

-----------------------
/1/ Food For Health Co., Inc. was acquired by the Company on November 10, 1997 and is a wholly owned subsidiary of the Company. Mr. Fleming has been President of Food For Health Co., Inc. since 1992.

/2/ Mr. Hoppner acted as Executive Vice President of International Transportation Specialists, Inc. from 1985-1995 and has served as Chief of Staff to U.S. Senator and former Nebraska Governor Robert Kerrey and former U.S. Senator and Nebraska Governor J. James Exon. Mr. Hoppner resigned from the Board of Directors in October 1997 to pursue political office and was reappointed to the Board of Directors in December 1998.

/3/ Nebraska Distributing Company is a wholly owned subsidiary of AMCON Corporation, the former parent of the Company.

The Board of Directors conducts its business through meetings of the Board and actions taken by written consent in lieu of meetings and by the actions of its committees. During the fiscal year ended September 24, 1999, the Board of Directors held seven meetings. All directors attended at least 75% of the meetings of the Board of Directors and of the committees of the Board of Directors on which they served during fiscal 1999.

The Board of Directors has established and assigned certain responsibilities to an Audit Committee and a Compensation Committee. The Company does not have a standing nominating committee. Nominations for directors are made by the entire Board of Directors.

AUDIT COMMITTEE. The functions performed by the Audit Committee include reviewing periodically with independent auditors the performance of the services for which they are engaged, including reviewing the scope of the annual audit and its results, reviewing the adequacy of the Company's internal accounting controls with management and auditors, and reviewing fees charged by the Company's independent auditors. The Audit Committee is composed of Directors Pestotnik and Petersen. The Audit Committee held one meeting during fiscal 1999.

COMPENSATION COMMITTEE. The Compensation Committee reviews and approves compensation policy, changes in salary levels, bonus payments and awards pursuant to the Company's management incentive plans for executive officers and outside directors. The Compensation Committee also administers the Company's 1994 Stock Option Plan. The Compensation Committee consists of Directors Hoppner and Howard. The Compensation Committee met nine times during fiscal 1999.

COMPENSATION OF DIRECTORS

For fiscal 2000, directors who are not employees of the Company will be paid $10,000 plus $250 for each board meeting (including committee meetings) attended in person or by teleconference, and receive options to purchase shares of the Company's common stock at an exercise price equal to the fair market value of the stock on the date of grant. The amount of the option grants are determined on an annual basis. In addition, all directors are reimbursed for out-of-pocket expenses related to attending board and committee meetings.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth information regarding the annual and long-term compensation awarded to, earned by or paid by the Company to its Chairman and the other three highest paid executive officers of the Company for services rendered during fiscal 1999, 1998 and 1997. No other executive officers of the Company earned salary and bonus in fiscal 1999 in excess of the disclosure threshold established by federal securities laws.



                             Summary Compensation Table

                                                                         Long-Term Compensation
                                                                 ------------------------------------
                                   Annual Compensation                    Awards             Payouts
                            ----------------------------------   -------------------------   -------
  (a)                (b)      (c)         (d)         (e)           (f)           (g)          (h)          (i)
                                                      /1/        Restricted    Securities      /2/          /3/
Name and                                          Other Annual     Stock       Underlying      LTIP      All Other
Principal                   Salary       Bonus    Compensation    Award(s)    Options/SARs   Payouts   Compensation
Position             Year     ($)         ($)         ($)           ($)           (#)          ($)          ($)
------------         ----   -------     -------   ------------   ----------   ------------   -------   -------------
William F. Wright,   1999   350,000     275,000        -             -            6,000         -         13,388
 Chairman            1998   346,100     100,000        -             -           40,000         -         17,060
                     1997   330,300     150,000        -             -             -            -          8,001

Kathleen M. Evans,   1999   275,000     275,000        -             -            5,000         -          9,760
President            1998   274,000     150,000        -             -           30,000         -         11,205
                     1997   264,700     130,000        -             -              -           -          8,266

Jerry Fleming,       1999   200,000      65,000        -             -            4,000         -            396
President of         1998   153,100 /4/  65,000        -             -           20,000         -             -
Food For Health
Co., Inc.

Michael D. James,    1999   115,000      30,000        -             -            6,000         -          4,823
Chief Financial      1998   105,000      10,000        -             -            7,000         -          4,538
Officer and          1997    95,000       7,500        -             -              -           -          4,122
Treasurer

----------------------------------
/1/ No disclosure is required in this column pursuant to applicable Securities and Exchange Commission Regulations, as the aggregate value of items covered by this column does not exceed the lesser of $50,000 or 10% of the annual salary and bonus shown for each respective executive officer named.

/2/ The Company does not have a long-term incentive plan as defined in
Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended.

/3/ The amount for fiscal 1999 consists of contributions to the Company's Profit Sharing Plan of $10,298, $8,605 and $4,823 for Mr. Wright, Ms. Evans and Mr. James, respectively, and the value of life insurance of $3,090, $1,155 and $396 for Mr. Wright, Ms. Evans and Mr. Fleming, respectively.

/4/ Mr. Fleming's salary amount represents the actual amount paid during the period from November 10, 1997 (the date Food For Health Co., Inc. was acquired by the Company) through September 30, 1998.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

Options were granted during fiscal 1999 to the executive officers listed in the Summary Compensation Table (the "Named Officers") as summarized below:

                                         Percent of Total
                     Number of Shares    Options Granted                                  Grant Date
                        Underlying       to Employees In     Exercise      Expiration      Present
Name                 Options Granted       Fiscal Year         Price        Date /1/       Value /2/
-----------------    ----------------    ----------------    --------    -------------    -----------
William F. Wright         6,000                 5.71%         $9.900     June 18, 2004       $4.47
Kathleen M. Evans         5,000                 4.76           9.000     June 18, 2009        5.91
Jerry Fleming             4,000                 3.81           9.000     June 18, 2009        5.91
Michael D. James          6,000                 5.71           9.375     June 28, 2009        5.80


/1/ All of the options awarded to Mr. Wright, Ms. Evans and Mr. Fleming are exercisable on the grant date. Options awarded to Mr. James are exercisable in 20% increments over a five-year period. The exercise price of Mr. Wright's options represent 110% of the fair market value on the date of grant. The exercise price of the remaining options is equal to the fair market value on the date of grant.

/2/ In accordance with the Securities and Exchange Commission rules, grant date present value is determined using the Black-Scholes option-pricing model. The Black-Scholes model is a complicated mathematical formula widely used to value exchange-traded options. However, stock options granted by the Company are long-term, non-transferable and subject to vesting restrictions, while exchange-traded options are short-term and can be exercised or sold immediately in a liquid market. The Black-Scholes model relies on several key assumptions to estimate the present value of options, including the volatility of, and dividend yield on, the security underlying the option, the risk-free rate of return on the date of grant and the term of the option. In calculating the grant date present values set forth in the table, volatility was based on the daily stock market quotations for the one-year period preceding the grant date, yield was based on the annual dividend rate of $0.08 per share (the dividend rate in effect when the options were issued) and the risk-free rate of return was fixed at the rate for a U.S. Treasury strip on the date of grant. The following weighted average assumptions were used: expected volatility of 58.31%; dividend yield of 1.0%; risk free interest rate of 5.68%; and expected life of 5 to 10 years.

AGGREGATED OPTION/SAR EXERCISES IN LAST
FISCAL YEAR AND FY-END OPTION/SAR VALUES

No options were exercised during fiscal 1999 by the Named Officers. The following table sets forth certain information concerning the number of unexercised options and the value of unexercised options at the end of fiscal 1999 for the Named Officers.



(a)                       (b)             (c)                 (d)                  (e)
                                                           Number of             Value of
                                                          Securities            Unexercised
                                                          Underlying           In-the-Money
                                                          Unexercised         Options/SARs at
                        Shares                          Options/SARs at         Fiscal Year
                       Acquired                        Fiscal Year End(#)          End($)
                          On             Value            Exercisable/          Exercisable/
Name                  Exercise(#)     Realized ($)       Unexercisable         Unexercisable
-----------------     -----------     ------------     ------------------     ---------------
William F. Wright        -0-               -0-            30,000/16,000       $111,600/$74,400
Kathleen M. Evans        -0-               -0-            23,000/12,000         88,875/ 59,250
Jerry Fleming            -0-               -0-             8,000/16,000         19,750/ 79,000
Michael D. James         -0-               -0-             3,400/11,600         19,288/ 27,650


LONG-TERM INCENTIVE PLANS AND OTHER MATTERS

The Company does not maintain a long-term incentive plan or pension plan (as defined in Item 402 of SEC Regulation S-K) for the Named Officers and has not repriced any options or SARs for any Named Officer during the last fiscal year.

EMPLOYMENT AGREEMENTS

The Company has entered into employment agreements with William F. Wright, the Chairman of the Board, Kathleen M. Evans, President of the Company and Jerry Fleming, President of Food For Health Co., Inc. Each such agreement has a term expiring on December 31, 2001. Each agreement provides for the payment of a base salary in each year during the term thereof and provides that the executive shall be eligible to receive a bonus based upon performance in an amount determined by the Compensation Committee of the Board. Should the Board elect to terminate the agreements upon such executive's disability or death, such executive or his or her personal representative shall be entitled to receive his or her base salary for a period of six months following the termination. Should the Board elect to terminate the agreements for a reason other than serious misconduct (as defined in the agreements), such executive shall be entitled to receive a severance package equal to such executive's current base salary plus his or her previous year's bonus. Each executive will also be eligible to participate in the Company's Stock Option Plan (described under "Amendment to 1994 Stock Option Plan") and in other employee benefit plans maintained by the Company, including health and life insurance plans. Each agreement contains provisions under which the executive has agreed to maintain the confidentiality of information concerning the Company and its affairs and a covenant not to compete with the Company for a period of one year after such executive's employment with the Company terminates.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The report is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "1934 Act"), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

EXECUTIVE OFFICER COMPENSATION.  The Company's Compensation Committee
(the "Committee") consists only of directors who are not officers or employees of the Company. The Committee endeavors to establish total compensation packages for each executive officer that fairly reflects the value of that executive officer's services to the Company and that will permit the Company to attract and retain high quality individuals in its key executive positions, taking into consideration both the prevailing competitive job market and the current size and expected growth of the Company.

Executive officer compensation contains three principal components: (i) a base salary, (ii) a cash bonus and (iii) grants of options to purchase Common Stock under the Stock Option Plan. Mr. Wright's, Ms. Evans' and Mr. Fleming's base salaries are set forth in their employment agreements. The base salaries of other officers are determined as a function of their prior base salaries and the Committee's view of base salary levels for executive officers with comparable positions and responsibilities in other companies and are not a function of any specific performance criteria. The Committee periodically compares base salaries paid to its executive officers with those paid by other public companies engaged in similar industries and that generate revenues in the same range as the Company. These companies are not necessarily the same companies that are included in the peer group index (Standard & Poors Distributors (Food and Health)-500 Index) used in the Performance Graph included in this Proxy Statement. In general, the Committee determined that the base salaries paid to the Company's executive officers fell within the median range of base salaries paid by such comparable companies.

The bonus portion of each executive officer's compensation is paid on a discretionary basis by the Committee based upon its assessment of the executive's individual performance and the overall performance of the Company during the most recently completed fiscal year with respect to sales growth and net income. In general, it has been the Committee's practice to award cash bonuses to the executive officers with respect to a particular fiscal year in amounts consistent with cash bonuses awarded in prior fiscal years as long as the Company achieves sales and net income levels specified in the Company's budget for such fiscal year.

Because ownership of the Company's Common Stock serves to align the economic interests of its executive officers with those of its stockholders, executive officers who, in the opinion of the Committee, contribute to the growth, development and financial success of the Company may be awarded options to purchase Common Stock. Any grant of options to purchase Common Stock must be made with an exercise price no less than the closing sale price of the Common Stock on the date of grant. Therefore, the compensation value of these stock options is directly related to the long-term performance of the Company as measured by its future return to stockholders. The amount of stock option awards granted to executive officers are also determined on a discretionary basis by the Committee considering the same criteria used to award cash bonuses.

During fiscal 1999, the Committee adopted an executive compensation plan which established performance goals and criteria relating to the amounts of cash
bonuses paid to its executive officers in future years.   Stock option awards
will continue to be determined on an annual basis.

COMPLIANCE WITH SECTION 162(m) OF THE INTERNAL REVENUE CODE. The current tax law imposes an annual, individual limit of $1 million on the deductibility of the Company's compensation payments to the Chairman and to the four most highly compensated executive officers other than the Chairman. Specified compensation is excluded for this purpose, including performance-based compensation, provided that certain conditions are satisfied. The Committee has determined to preserve, to the maximum extent practicable, the deductibility of all compensation payments to the Company's executive officers.

COMPENSATION OF CHAIRMAN. Mr. Wright's base salary is set by his employment agreement. It is the view of the Committee, based upon its periodic review of base salaries paid to chief executive officers of similarly situated companies, that Mr. Wright's base salary is reasonable and within the median range paid by such other companies.

The amount of the cash bonus paid to Mr. Wright and the number of stock options awarded to Mr. Wright during the fiscal year were determined on a discretionary basis by the Committee based upon its assessment of his individual performance and the overall performance of the Company during the year. With respect to the cash bonus paid to Mr. Wright for fiscal 1999, the Committee considered the amount of the bonus paid to Mr. Wright with respect to fiscal 1998 and also the fact that the Company well exceeded its budgeted sales and net income targets during fiscal 1999. The Committee also considered the fact that during the past five years under Mr. Wright's leadership, the Company has achieved a 350% increase in earnings and increased revenues of 127%. These increases represent compounded annual rates of growth of 43.0% and 20.6%, respectively. The Company has become one of the larger distributors of consumer products in the Great Plains, Rocky Mountain and Southwest regions of the United States and has been able to compete successfully in a period during which there has been significant consolidation and increased competition in the distribution industry. Through acquisitions of smaller distributors, the Company has gained entry into a number of new territories and, as a result, has been able to use the trend toward consolidation to aid it in its strategy of developing new customers within its present distribution area and expanding into contiguous areas. Mr. Wright has also been instrumental in the Company's efforts to broaden its product line in order to lessen its historical dependence upon cigarettes and tobacco products. In that regard, Mr. Wright led the Company's acquisitions of U.S. Health Distributors, Inc., a distributor of health and natural food products located in Melbourne, Florida; Chamberlin's Natural Foods, Inc., a chain of seven health and natural food retail stores located in and around Orlando, Florida; and Health Food Associates, Inc., a chain of six health and natural food retail stores located in Kansas, Missouri, Nebraska and Oklahoma. The Committee considered all of these accomplishments, along with his demonstrated leadership of and guidance to management and significant contributions to the overall performance of the Company, and believes that the cash bonus and stock option awards paid to Mr. Wright fairly reflect his value to the Company.


                                      William R. Hoppner
                                      J. Tony Howard

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934.

CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS

Prior to February 25, 1994, the Company was a subsidiary of AMCON Corporation, which owned 87.5% of the issued and outstanding shares of the Company's Common Stock. AMCON Corporation's principal asset is a subsidiary corporation that is engaged in the beer distribution business in Omaha, Nebraska. William F. Wright, Kathleen M. Evans, J. Tony Howard and Allen D. Petersen are officers, directors or stockholders of AMCON Corporation. AMCON Corporation engages in certain transactions with the Company, including the provision of offices and administrative services by AMCON Corporation to the Company. The cost of the shared facilities are apportioned between them based upon their respective usages thereof and on terms no less favorable than would otherwise be available from unaffiliated parties. The Company was charged $60,000, $60,000, and $60,000 by AMCON Corporation during fiscal 1999, 1998 and 1997, respectively, as consideration for such services, which is included in the Company's selling, general and administrative expenses for those years.

COMPANY PERFORMANCE

The following graph and table set forth certain information comparing the cumulative total return from a $100 investment in the Company and in the stocks making up two comparative stock indices on August 4, 1995, the date the Company's Common Stock commenced trading, through the end of the Company's fiscal 1999.

                            [GRAPH OMITTED]

                                8/04/95   9/30/95   9/30/96   9/30/97   9/30/98   9/30/99
                                -------   -------   -------   -------   -------   -------
AMCON Distributing Company        100      92.31     50.00     100.00    188.46    240.38

Nasdaq Composite Total
 Return Index                     100     106.33    126.18     173.26    176.19    286.12

S&P Distributors
 (Food and Health)-500 Index      100      93.86    105.48     131.79    178.31    111.85


                 RATIFICATION OF APPOINTMENT OF AUDITOR

PricewaterhouseCoopers LLP, who has been auditor for the Company since 1994, has been appointed by the Board of Directors as auditors for the Company and its subsidiaries for fiscal 2000. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of auditor requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Abstentions will have the same effect as a vote against ratification. Broker nonvotes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S AUDITORS FOR FISCAL 2000.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

                      AMENDMENT TO 1994 STOCK OPTION PLAN

The Board of Directors has adopted an amendment to the Company's 1994 Stock Option Plan (the "Plan") which, subject to shareholder approval, will increase the number of shares that may be issued under the Plan from 300,000 to 550,000.

The Company adopted the Plan in June 1994 in order to retain and attract qualified officers and key employees and to align the interests of such persons with those of the Company and its shareholders by providing for the grant of options to purchase the Company's Common Stock which may be either incentive stock options that are qualified under Section 422 of the Internal Revenue Code of 1986 or non-qualified stock options. The Plan is administered by the Compensation Committee of the Board of Directors, which has exclusive authority to determine the employees of the Company who will receive options to purchase Common Stock, the type and number of options to be granted, the timing of such grants, when such options may be exercised and the exercise price thereof. In no event may the exercise price be less than the fair market value of the Company's Common Stock on the date of a grant, and no option may be exercised more than 10 years after the date upon which it is granted. The Plan provides (i) that each member of the Compensation Committee which administers the Plan must be an "outside director" as defined in the regulations under Section 162(m) and (ii) that the maximum total number of shares for which options may be granted to any individual who is a Named Executive Officer during a given fiscal year is 50,000 shares. The number of shares subject to the Plan and to options granted thereunder will be adjusted as appropriate to reflect any stock dividend, stock split, recapitalization or similar event or any merger, consolidation or reorganization of the Company.

The amendment would increase the maximum number of shares of Common Stock which may be issued pursuant to options under the Plan from 300,000 to 550,000. In all other respects, the Plan will operate in the same manner as it does currently. The Company has issued options under the Plan to acquire a total of 267,000 shares of common stock. Some options have expired, leaving 40,300 options available for all future awards. The Board of Directors believes that it is in the best interest of the Company to use awards of stock options in order to attract and retain qualified employees at all levels of the organization and to align the interest of the Company's employees with those of its shareholders. The Board of Directors believes that the increase in the number of available options is justified at this time to ensure that a sufficient number of options are available under the Plan as they are needed in the future. The amendment does not alter the considerations of the Compensation Committee with respect to grants under the Plan. Because the awards of options are completely within the discretion of the Compensation Committee, it is not possible to determine at this time the awards that may be made to officers or key employees.

The approval of the amendment to the Plan requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Abstentions will have the same effect as a vote against approval. Broker nonvotes will not be considered shares entitled to vote with respect to approval of the adoption of the Plan and will not be counted as votes for or against the approval of the Plan.

THE BOARD RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE 1994 STOCK OPTION PLAN.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

Pursuant to the Company's Bylaws, stockholder proposals submitted for presentation at the Annual Meeting must be received by the Secretary of the Company at its home office no later than March 7, 2000. Such proposals should set forth (i) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting, (ii) the name and address of the stockholder proposing such business,
(iii) the number of shares of the Company's Common Stock beneficially owned by such stockholder and (iv) any material interest of such stockholder in such business. Pursuant to the Company's Bylaws, nominations for directors may be submitted by stockholders by delivery of such nominations in writing to the Secretary of the Company by March 7, 2000. Only stockholders of record as of the Record Date are entitled to bring business before the Annual Meeting or make nominations for directors.

In order to be included in the Company's proxy statement relating to its next annual meeting, stockholder proposals must be submitted by October 26, 2000 to the Secretary of the Company at its home office. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

                                 OTHER MATTERS

Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business which persons, other than the management, intend to present at the meeting. The enclosed proxy for the Annual Meeting confers discretionary authority on the Board of Directors to vote on any matter proposed by shareholders for consideration at the Annual Meeting if the Company does not receive written notice of the matter on or before March 7, 2000.

The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company's shares. In addition to solicitation by mail, the Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the Company's Common Stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

The Company's Annual Report, including financial statements, is being mailed, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, such Annual Report is not to be considered part of this proxy solicitation material. IN ADDITION, ANY STOCKHOLDER WHO WISHES TO RECEIVE A COPY OF THE FORM 10-K FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION MAY OBTAIN A COPY WITHOUT CHARGE BY WRITING TO THE COMPANY. Requests should be directed to Mr. Michael D. James at the Company's principal executive office.

                                      By Order of the Board of Directors

                                      Michael D. James
                                      ----------------------------------
                                      Michael D. James, Secretary

Omaha, Nebraska
February 29, 2000


                           REVOCABLE PROXY
                     AMCON DISTRIBUTING COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMCON DISTRIBUTING COMPANY FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, MARCH 28, 2000 AND AT ANY ADJOURNMENT THEREOF.

The undersigned hereby authorizes the Board of Directors of AMCON Distributing Company (the "Company"), or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Embassy Suites Hotel, 555 South 10th Street, Omaha, Nebraska, on Tuesday, March 28, 2000, at 9:00 a.m., Central Standard Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof.

  1.  ELECTION OF DIRECTORS.
      / /  FOR the nominees listed below for the term to expire in 2003

                 Kathleen M. Evans       Timothy R. Pestotnik

           (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark "FOR" and cross out such nominee's name.)

      / /  WITHHOLD AUTHORITY to vote for all nominees listed above

  2. AUDITORS. Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for fiscal 1999.
      / / FOR          / / AGAINST          / / ABSTAIN

  3. AMEND 1994 STOCK OPTION PLAN. Adoption of the amendment to the Company's 1994 Stock Option Plan.
      / / FOR          / / AGAINST          / / ABSTAIN

  4. To vote, in its discretion, upon any other business that may properly come before the Annual Meeting or any adjournment thereof. Management is not aware of any other matters which should come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE BOARD OF DIRECTORS' NOMINEES FOR DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS, AND FOR THE AMENDMENT OF THE STOCK OPTION PLAN.

             (continued and to be signed on the reverse hereof)


This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for March 28, 2000 and the Proxy Statement for the Annual Meeting prior to the signing of this proxy.


Dated:              , 2000.
      --------------




                                     -------------------------------------
                                     (Signature)


                                     -------------------------------------
                                     (Signature if held jointly)

                                     Please sign exactly as name appears on
                                     this proxy.  When shares are held by
                                     joint tenants, both should sign.  When
                                     signing as attorney, executor,
                                     administrator, trustee or guardian,
                                     please give your full title.  If a
                                     corporation, please sign in full
                                     corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.


         PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                       USING THE ENCLOSED ENVELOPE.